Exhibit 5.14

CONSENT OF EXPERT

I, Albert Victor Chance, hereby consent to the quotation or summary of the portions prepared by me of the report entitled “Courageous Lake Prefeasibility Study” dated November 11, 2014 with an effective date of September 5, 2012 (the “Report”) in the Registration Statement on Form F-10 of Seabridge Gold Inc. (the “Registration Statement”), and to the use or incorporation by reference of the Report and my name in the Registration Statement.

/s/ Albert Victor Chance
By: Albert Victor Chance, P. Eng.

Dated: December 3, 2020